EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Louisiana Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statements of Louisiana Bancorp, Inc. on Form S-8 (Registration Nos. 333-144444 and 333-152627) of our report dated March 11, 2013, relating to the consolidated financial statements of Louisiana Bancorp, Inc, which appears in this Form 10-K.

A Professional Accounting Corporation

Metairie, Louisiana
March 18, 2013